MARKETING AND SALES DISTRIBUTION AGREEMENT


This Marketing and Sales Distribution agreement (the "Agreement") is made by and between Regal Rock, Inc. ("Regal") and/or assigns (the "Assigns") to market and distribute the products listed in Attachment A appended to this Agreement hereto (hereafter collectively referred to as "Products"), and Shaowau Yuxing Bamboo Products Co., Ltd. (hereafter referred to as "Supplier"), collectively the "Parties", on the 8th of February, 2006.

Whereas, Supplier is a manufacturer and distributor of certain wood flooring Products in the People's Republic of China, including the Special Administrative Region of Hong Kong, of which a non-exclusive list is hereby provided in Attachment A, and Regal and its Assigns, are in the business of marketing and distributing items to the General Public.

NOW, THEREFORE, in consideration of the mutual agreements promises set forth herein, the parties agree as follows:

1. Supplier agrees to manufacture the Products and fulfill Regal's written purchase orders for Products in a timely manner, and in any event will use its best efforts to fill placed orders within a period of thirty days (30) days or less following the receipt of any written order.

2. A. Supplier agrees to deliver to Regal copies of all applicable reports, articles, tests, investigations, certificates and any other comments or other information (collectively the "Information") on the Products immediately after Supplier's receipt of such Information.

   B. Regal and its Assigns may use the Information in all its marketing and distribution efforts to sell the Products. Regal agrees not to make any marketing claims in regard to the Products that are not supported by the Information supplied by Supplier.

3. Pricing for the Products will generally be determined by that listed in the detailed Product Listing per Attachment A. From time to time, Supplier can make reasonable adjustment(s) to the Price of the Products by giving Regal written notification of such product price amendments.

   Although the price list acts as a guide for purchases made by Regal, discounts can be negotiated between both parties on any singular product purchase order submitted to Supplier, including the purchase of Products from a manufacturing overrun situation.

4. Regal agrees to pay the price of product purchases by letter of credit or wire transfer prior to product shipment. Regal will pay all related shipping costs, unless other arrangements have been expressly made.

5. Termination will be effective sixty (60) days following the date that one Party delivers written notice of termination to the non - terminating Party. Notwithstanding this provision, Regal or its Assigns will be permitted to sell, market, and distribute allProducts that have been ordered from Supplier, or are in the possession of Regal or its Assigns at termination.

6. There are no set minimum quota requirements for Product sales under this Agreement in the first year and Supplier will be obligated to assist in the completion of each sales order on a case-by-base basis, regardless of quantity. Following the first year of the Agreement, both parties will review sales activities during the prior year and rev-visit this provision of the contract.

7. Supplier warrants and guarantees that Supplier holds all of the relevant trademarks, service marks, and all other like intellectual property rights to the Products, and further warrants that Supplier's Products are not subject to any claim (for infringement or otherwise), demand, or legal action by any third party. Supplier warrants and guarantees that to the best of its knowledge all claims made by Supplier about the Products are true and correct. Any installation of Products made incorrectly and not in accordance with the advice of Supplier will not be covered within this provision.

8. All notices and other communications required or provided for under this Agreement shall be validly given, made, or served if in writing and delivered personally or sent by registered mail, to the other party. Each party may, by notice to the other as provided herein, designate a different address at any time.

9. All disputes arising out of or under this Agreement, which cannot be settled by agreement of the parties shall be submitted to the China Fujian Shaowu Municipal Court for arbitration. The prevailing party in any dispute shall be reimbursed all of its reasonable costs, including reasonable attorney's fees.

11.This Agreement and the rights and obligations of the parties herein, shall be construed in accordance with the laws of the People's Republic of China laws on Sino Foreign Cooperation and other applicable Chinese laws and regulations.

12.This  Agreement  may  be  signed   by  facsimile  if  required  in  as  many
   counterparts as may be required.



Agreed to and accepted as of the 8th day of February, 2006 by:



SUPPLIER                                       REGAL ROCK, INC

Per:         "signed"                          Per:  "signed"
_____________________________                  _____________________________

                                  ATTACHMENT A

 Description             Type         	     Price 	   Packing
 					     (FOB US$/m 2)

a. 960x96x15 mm          horizontal pressed       $14      24 planks per carton
-pre-finished w/German   carbonized/natural                gross weight 26 kg
Lacquer and T&G          color                             and 2.21 m 2

b. 960x96x15 mm          vertical pressed         $14.5    24 planks per carton
-pre-finished w/German   carbonized/natural                gross weight 26 kg
Lacquer and T&G          color                             and 2.21 m 2

c. 1860x96x15 mm         horizontal pressed       $14.5    12 planks per carton
-pre-finished w/German   carbonized/natural                gross weight 25 kg
Lacquer and T&G          color                             and 2.14 m 2

d. 1860x96x15 mm         vertical pressed         $15      12 planks per carton
-pre-finished w/German   carbonized/natural                gross weight 25 kg
Lacquer and T&G          color                             and 2.14 m 2